Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2012 FOURTH QUARTER AND FISCAL YEAR RESULTS

BOISE, Idaho (November 8, 2012) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2012.

Highlights:

▪
Total revenues were $551.4 million for the quarter, 30.9% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of Micro Beef Technologies, Ltd. (“Micro”) which was acquired on October 31, 2011, organic revenue growth was 13.8% in the United States and 21.0% in the United Kingdom for the quarter compared to the same period in the prior fiscal year.  Total revenues were $2.08 billion for the fiscal year, 32.6% higher than revenues for the same period in the prior fiscal year.

▪	Gross profit as a percentage of total revenues improved to 12.4% for the quarter, compared to 12.0% in the same period of the prior fiscal year.
▪	Operating income was $19.7 million for the quarter, 26.3% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $12.6 million for the quarter, 25.6% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.99 for the quarter, compared to $0.80 for the same period in the prior fiscal year.    Diluted earnings per share were $4.23 for the fiscal year, compared to $3.40 for the prior fiscal year.

▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 29.1% for the quarter compared to the same period in the prior fiscal year, which is more than double our organic revenue growth in the United States for the same period.

▪	Revenues from our veterinary pharmacy programs increased approximately 36% to $52.6 million for the quarter compared to the same period in the prior fiscal year.
▪
During fiscal year 2012 we added 90 new sales representatives, including 50 new sales representatives as a result of the acquisition of Micro, bringing our total number of U.S. field sales representatives to 316 and telesales representatives to 168.

“MWI delivered another great quarter and fiscal year with strong financial and operational performance,” said Jim Cleary, President and Chief Executive Officer.  “The excellent execution by our team members continued to drive our business growth and positive results for our customers and vendor partners.  This past fiscal year brought many new changes to our company, including the acquisition of Micro, and we look forward to additional progress in fiscal year 2013 for our company and team members.”

Quarter ended September 30, 2012 compared to quarter ended September 30, 2011

Total revenues increased 30.9% to $551.4 million for the quarter ended September 30, 2012, compared to $421.3 million for the quarter ended September 30, 2011.  Excluding the impact of the acquisition of the assets of Micro, organic revenue growth in the United States was 13.8% for the quarter ended September 30, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro were $68.4 million for the quarter ended September 30, 2012.  Revenue growth in the United Kingdom was 18.6% for the quarter ended September 30, 2012, compared to the same period in the prior fiscal year, consisting of 21.0% organic growth and a decline of 2.4% related to foreign currency exchange.  Commissions decreased 12.0% to $4.3 million for the quarter ended September 30, 2012, compared to $4.9 million for the quarter ended September 30, 2011.  Commissions declined due to the loss of a pet food line that we represented for most of fiscal year 2011 that we did not represent in fiscal year 2012 and a shift in commissions to buy-sell revenues for certain parasiticides.

Gross profit increased by 35.3% to $68.3 million for the quarter ended September 30, 2012, compared to $50.4 million for the quarter ended September 30, 2011.  Gross profit as a percentage of total revenues increased to 12.4% for the quarter ended September 30, 2012, compared to 12.0% for the quarter ended September 30, 2011 primarily due to improved product margin and freight as a percentage of total revenues partially offset by the decrease in commissions described above.  Vendor rebates for the quarter ended September 30, 2012 increased by $717,000 compared to the quarter ended September 30, 2011 due to the timing of manufacturer programs.

Operating income increased 26.3% to $19.7 million for the quarter ended September 30, 2012, compared to $15.6 million for the quarter ended September 30, 2011.  SG&A expenses increased 38.2% to $46.3 million for the quarter ended September 30, 2012, compared to $33.5 million for the quarter ended September 30, 2011.  SG&A expenses as a percentage of total revenues were 8.4% for the quarter ended September 30, 2012, compared to 8.0% for the quarter ended September 30, 2011.  The increase in SG&A expenses was primarily due to the addition of Micro and the added support for our revenue growth.  Additionally, we had compensation expense related to accelerated vesting on restricted stock awards granted during the quarter ended September 30, 2012 that did not occur in the same period of the prior fiscal year.

Net income increased 25.6% to $12.6 million for the quarter ended September 30, 2012, compared to $10.0 million for the quarter ended September 30, 2011.  Diluted earnings per share were $0.99 and $0.80 for the quarters ended September 30, 2012 and 2011, respectively, an increase of 23.8%.

Fiscal year ended September 30, 2012 compared to fiscal year ended September 30, 2011

Total revenues increased 32.6% to $2.08 billion for the fiscal year ended September 30, 2012, compared to $1.57 billion for the fiscal year ended September 30, 2011.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 17.3% for the fiscal year ended September 30, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro, which was acquired on October 31, 2011, were $246.6 million for the fiscal year ended September 30, 2012.  Revenue growth in the United Kingdom was 14.7% for the fiscal year ended September 30, 2012, compared to the same period in the prior fiscal year, consisting of 16.8% organic growth and a decline of 2.1% related to foreign currency exchange.  Commissions decreased 17.8% to $17.0 million during the fiscal year ended September 30, 2012, compared to $20.7 million during the fiscal year ended September 30, 2011.  The decrease was due to the same reasons described above for the quarter ended September 30, 2012.

Gross profit increased by 29.8% to $266.9 million for the fiscal year ended September 30, 2012, compared to $205.6 million for the fiscal year ended September 30, 2011.  Gross profit as a percentage of total revenues was 12.9% for the fiscal year ended September 30, 2012, compared to 13.1% for the fiscal year ended September 30, 2011.  The decrease was due to a reduction in commissions, lower product margins and lower vendor rebates as a percentage of total revenues, partially offset by improved freight as a percentage of revenues.  Vendor rebates for the fiscal year ended September 30, 2012 increased by approximately $1,330,000 compared to the fiscal year ended September 30, 2011.

Operating income increased 24.9% to $85.8 million for the fiscal year ended September 30, 2012, compared to $68.7 million for the fiscal year ended September 30, 2011.  SG&A expenses increased 31.7% to $172.1 million for the fiscal year ended September 30, 2012, compared to $130.7 million for the fiscal year ended September 30, 2011.  The increase in the SG&A expenses for the fiscal year was due to the same reasons described above for the quarter ended September 30, 2012.  SG&A expenses as a percentage of total revenues were 8.3% for each of the fiscal years ended September 30, 2012 and 2011.

Net income increased 25.6% to $53.5 million for the fiscal year ended September 30, 2012, compared to $42.6 million for the fiscal year ended September 30, 2011.  Diluted earnings per share were $4.23 and $3.40 for the fiscal year ended September 30, 2012 and 2011, respectively, an increase of 24.4%.

As of September 30, 2012, we had $48.1 million outstanding on our credit facilities.  The increase in the outstanding balance on our credit facilities of $45.2 million from September 30, 2011 resulted from the acquisition of Micro.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2013, revenues will be from $2.285 billion to $2.335 billion, which represents growth of 10.1% to 12.5% compared to revenues in fiscal year 2012.  The Company estimates that diluted earnings per share will be from $4.66 to $4.80 per share, which represents growth of 10.2% to 13.5% compared to diluted earnings per share in fiscal year 2012.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 8, 2012 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2013 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 15, 2012 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 57597522.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor contracts or rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended September 30,		Year Ended September 30,
Statements of Income	2012	2011	2012	2011
Revenues	$551,406	$421,318	$2,075,146	$1,565,340
Cost of product sales	483,141	370,878	1,808,230	1,359,755
Gross profit	68,265	50,440	266,916	205,585
Selling, general and administrative expenses	46,305	33,496	172,104	130,656
Depreciation and amortization	2,306	1,384	9,045	6,263
Operating income	19,654	15,560	85,767	68,666
Interest expense	(242)	(141)	(926)	(741)
Other income	328	194	1,099	775
Income before taxes	19,740	15,613	85,940	68,700
Income tax expense	(7,140)	(5,583)	(32,463)	(26,120)
Net income	$12,600	$10,030	$53,477	$42,580

Net income per share - diluted	$0.99	$0.80	$4.23	$3.40
Weighted average common
shares outstanding - diluted	12,672	12,531	12,647	12,513

			September 30,	September 30,
Condensed Consolidated Balance Sheets			2012	2011
Assets
Cash			$514	$606
Receivables, net			288,922	215,861
Inventories			251,375	170,065
Prepaid expenses and other current assets			10,094	10,079
Deferred income taxes			1,580	1,672
Total current assets			552,485	398,283

Property and equipment, net			35,784	25,209
Goodwill			61,841	49,041
Intangibles, net			38,706	24,894
Other assets, net			7,567	6,792
Total Assets			$696,383	$504,219

Liabilities
Credit facilities			$48,080	$2,907
Accounts payable			258,741	182,594
Accrued expenses and other current liabilities			19,952	16,385
Current portion of capital lease obligations			337	909
Total current liabilities			327,110	202,795

Deferred income taxes			7,180	5,989
Long-term debt and capital lease obligations			104	354
Other long-term liabilities			2,687	2,271

Stockholders' Equity			359,302	292,810

Total Liabilities and Stockholders' Equity			$696,383	$504,219